Exhibit 99.1
Ionic Digital Announces Third Quarter 2026 Results

Received provisional Batch Zero Baseload Pathway (b) classification from ERCOT in September 2026 for 466 gross MW large-load request
Management team with extensive data center experience, focused on monetizing remaining ~5001 gross MW near-term power pipeline
Backed by a flexible, debt-free balance sheet, ~$630M of liquidity, and cash-flowing Ward County site

WASHINGTON – November 4, 2026 – Ionic Digital Inc. (Nasdaq: IOND) (“Ionic Digital” or the “Company”) today announced financial results for the third quarter ended September 30, 2026.
“In the third quarter, we made steady progress toward our priority of leasing the remaining capacity across our Ward County and Midland sites,” said Andy Stewart, Chief Executive Officer. “Customer interest built across our portfolio during the quarter, reflecting the value the market places on near-term power at a time when many projects face uncertainty. Our 466 MW large-load request at Ward County received provisional Batch Zero Baseload Pathway (b) classification, which ERCOT reserves for projects that are not considered new because they have already achieved initial energization. We continue to expect energization in late 2027 as ERCOT completes its final classification process in December. We look forward to working with the new administration in Texas and continue to support responsible data center development that protects ratepayers and benefits our local communities.
“We believe our ability to offer significant grid power, together with our team’s experience developing, constructing, and contracting data centers, provides us a compelling opportunity to generate attractive risk-adjusted returns. As we evaluate potential leases, whether turnkey or powered shell, we are prioritizing high-quality counterparties and terms that support a prudent capital structure. Looking ahead, I am excited about the opportunity for Ionic Digital to deliver long-term value as data center customers place a greater premium on power certainty, execution capability, and financial strength.”

Third Quarter 2026 Key Results
•Total revenue was $49 million, an increase of 32% year-over-year, with digital infrastructure leasing revenue representing approximately 90% of total revenue.
•Gross profit (loss) was $39 million, compared to $(7) million in the prior year period. Adjusted gross profit was $44 million, compared to $11 million in the prior year period, driven by revenue mix shift from cryptocurrency mining to digital infrastructure leasing.
•Net income was $17 million, which includes a $73 million non-cash gain on fair value of cryptocurrency, offset by a $66 million non-cash charge related to an increase in the fair value of warrants issued in June 2026.
1Consists of 499 gross MW: (i) 377 gross MW of the 466 gross MW of provisional Baseload capacity at our Ward County site, expected to energize in late 2027, subject to remaining regulatory approvals and completion of utility infrastructure projects; (ii) 112 gross MW across our Midland sites, which are energized; and (iii) additional 10 gross MW at one of our Midland sites, expected to energize in 2027. Excludes the remaining 89 gross MW at our Ward County site, which is already under contract and therefore not available for new customers.

•Adjusted EBITDA was $35 million, compared to less than $1 million in the prior year period, due to the shift of the Company’s operations to higher-margin digital infrastructure leasing.
•Capital Expenditures were $7 million, primarily related to equipment for the ongoing expansion of the Company’s substation at the Ward County campus.

Liquidity
As of September 30, 2026, Ionic Digital had on hand $381 million in cash and cash equivalents and 2,954 bitcoin valued at $247 million at that date. The Company had no outstanding borrowings as of September 30, 2026.
“Our third quarter results were in line with our expectations, including $44 million of digital infrastructure leasing revenue, or $7 million on a cash basis, with cash rent continuing to ramp through February 2028,” said Chris Hickman, Chief Financial Officer. “We ended the quarter with approximately $630 million of liquidity and no debt. Since the end of the quarter, we have sold approximately 25% of our bitcoin for approximately $62 million in cash, ahead of our expected development ramp next year. Given the capital needs to develop AI infrastructure and data centers, we believe we are well positioned with our Nscale lease supported by Microsoft demand and a guarantee from Nvidia, and a strong balance sheet that gives us clear visibility to funding the development of our existing sites.”

2026 Outlook
Ionic Digital is reaffirming its full-year 2026 outlook. Given year-to-date results, the Company expects cryptocurrency mining revenue to meet or exceed the mid-point of its range below.

	Outlook
($ in millions)	Full Year 2026
Digital infrastructure leasing revenue	$175
Cryptocurrency mining revenue	$15	to	$20
Total Revenue	$190	to	$195
Adjusted EBITDA(1)	$137.5	to	$142.5
Capital Expenditures(2)	$45	to	$60
(1) see “Non-GAAP Financial Measures” below
(2) excludes potential capital expenditures for new site acquisitions
The Company has not reconciled its Adjusted EBITDA outlook to net income (loss), the most directly comparable GAAP financial measure, because the information necessary for such a reconciliation is not available without unreasonable effort. In particular, the Company's provision for income taxes for 2026 cannot be reasonably predicted, as it depends on factors that remain uncertain, including changes in the fair values of cryptocurrency and warrant liabilities and their related tax effects, and could have a material effect on projected net income (loss).

Conference Call and Investor Materials
Ionic Digital will hold a conference call on Wednesday, November 4, 2026, at 5:00 p.m. ET. A webcast link to the conference call is available on the Events & Presentations page under the

Investor Relations section of the Company’s website. A replay will be available on the same page following the call.
The related presentation materials are now available on the Events & Presentations page under the Investor Relations section of the Company’s website.

About Ionic Digital
Ionic Digital is a fast-track provider of High-Performance Computing (HPC) and data center infrastructure, designed to drive stability in the rapidly evolving AI landscape. In an industry where constrained power and extended development timelines cause bottlenecks, Ionic Digital focuses on performance, scalability and speed to market through infrastructure development and project due diligence. Led by a seasoned team with deep experience developing hundreds of megawatts and raising billions in capital, Ionic Digital aims to be a trusted foundation for the future of AI.
To learn more, visit ionicdigital.com and follow us on X and LinkedIn.

Investor Contact:
Hannah Stuckey, Director of Investor Relations
hannah.stuckey@ionicdigital.com

Media Contact:
pr@ionicdigital.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions, including statements regarding power availability and the expected timing of energization at Ward County; ERCOT's audit and final classification of the Company's large-load request; the completion of required utility infrastructure; the Company's ability to commercialize its power capacity and enter into customer arrangements and development structures; the Company's liquidity, funding requirements, capital allocation and capital expenditures; the Company's outlook for the year ending December 31, 2026; and other statements that are not historical facts.

When the Company and its management use words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate," "plan," "target," "potential," "could," "would," "continue," “suspect,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from the Company's expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the timing and outcome of ERCOT's audit and final classification process and other regulatory processes; changes in law or regulation, including as a result of upcoming changes in administration in Texas; the availability of power and completion of required utility infrastructure; development and construction delays, cost increases and equipment availability; the Company's ability to enter into customer arrangements and commercialize development opportunities on acceptable terms; counterparty performance and customer concentration; the availability and cost of capital; volatility in the price of bitcoin and in the fair value of the Company's warrant liabilities; market conditions, competitive dynamics, regulatory changes, and other factors discussed in the "Risk Factors" section of the Company's prospectus dated July 20, 2026, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and the Company’s other filings with the SEC. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update them except as required by law.

For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the SEC, available at www.sec.gov.

Non-GAAP Financial Measures
We use certain financial measures that are not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to supplement our condensed consolidated financial statements. These non-GAAP financial measures provide additional information to investors to facilitate comparisons of past and present operating results, identify trends in our underlying operating performance, and offer greater transparency on how we evaluate our business activities. These measures are integral to our processes for budgeting, managing operations, making strategic decisions, and evaluating our performance. Our primary non-GAAP financial measures are Adjusted gross profit and Adjusted EBITDA.
Adjusted gross profit
We define Adjusted gross profit as gross profit exclusive of depreciation. We rely on Adjusted gross profit to evaluate our business, measure our performance, and make strategic decisions. It is used by our Chief Operating Decision Maker (“CODM”) when making decisions regarding the allocation of resources to operating segments.
We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing the Company’s financial performance by excluding non-cash depreciation expense which is representative of historical investments and which we do not believe is indicative of our current operating performance. Gross profit is the GAAP measure most directly comparable to Adjusted gross profit. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measures. You are encouraged to evaluate each of these adjustments and the reasons our management considers them appropriate for supplemental analysis.
The following table provides a reconciliation of gross profit to Adjusted gross profit:

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Revenue	$48,989	$37,096	$149,076	$115,369
Cost of revenue, excluding depreciation	(5,249)	(26,579)	(14,586)	(74,048)
Depreciation	(4,477)	(17,217)	(14,966)	(50,601)
Gross profit (loss)	$39,263	$(6,700)	$119,524	$(9,280)

Depreciation	4,477	17,217	14,966	50,601
Adjusted gross profit	$43,740	$10,517	$134,490	$41,321

Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, further adjusted for certain items that management believes are not indicative of core operating performance, including gains or losses on litigation settlements, stock-based compensation expense, changes in the fair value of warrant liabilities, direct listing fees and expenses, private placement issuance costs, gains or losses on the sale of property and equipment, and other such costs, as detailed in the table below. In addition, as explained below, beginning with the second quarter of 2026, we also adjust Adjusted EBITDA to exclude realized and unrealized gains and losses on cryptocurrency and have recast historical periods to conform to this presentation.
We use Adjusted EBITDA to evaluate operating performance, allocate resources, and make strategic decisions, including assessing progress on our transition from bitcoin mining to digital infrastructure leasing. Adjusted EBITDA is used in internal forecasting and budgeting, in evaluating treasury management decisions, and in board-level discussions regarding capital structure, liquidity, and our ability to fund growth initiatives.
Our exclusion of realized and unrealized gains and losses on cryptocurrency from Adjusted EBITDA does not reverse or modify GAAP recognition and measurement principles. We exclude these amounts because they primarily reflect bitcoin market price fluctuations and treasury management decisions. We view our bitcoin holdings primarily as investments used to support liquidity and growth initiatives, rather than as components of our operations. Core operating performance is driven by factors such as hashrate performance, energy costs, miner efficiency, uptime, and revenues from digital infrastructure leasing activities. We include cryptocurrency received as revenue at the market price on the date of receipt, as this reflects value realized from core business activities. Decisions to hold or liquidate these assets are investment decisions, distinct from operating performance.
We present Adjusted EBITDA because we believe it provides useful information to investors and analysts in assessing our historical financial performance. In particular, the exclusion of realized and unrealized gains and losses on cryptocurrency allows investors to evaluate operating performance on a basis more consistent with management’s view of our core business as we execute our strategic transition.
Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. This non-GAAP measure should not be considered as an alternative to GAAP measures. We encourage you to evaluate each adjustment and the reasons management considers them appropriate. We may incur similar or unusual items in the future that could affect Adjusted EBITDA, and our presentation should not be construed as an inference that future results will be unaffected by such items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any modification may be material. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP results. It may be defined differently by other companies, limiting comparability. In addition, Adjusted EBITDA does not measure cash available for investment and does not reflect capital expenditures, changes in working capital (including differences between the timing of lease revenue recognition and cash receipts), cash taxes or other cash requirements.

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss)	$17,438	$(4,505)	$(30,851)	$(622)
Interest income	(3,303)	(250)	(3,809)	(950)
Provision for (benefit from) income taxes	6,671	(1,047)	17,578	347
Depreciation and amortization	4,477	17,217	14,966	50,601
Stock-based compensation expense(1)	4,908	—	20,346	—
Loss (gain) on fair value of cryptocurrency	(73,150)	(6,379)	8,377	(7,711)
Realized gain on sale of cryptocurrency assets	—	(11,215)	—	(43,625)
Realized loss (gain) on the sale of property and equipment	(242)	6,259	302	6,238
Direct listing fees and expenses	12,288	—	13,737	—
Private placement issuance costs	—	—	1,431	—
Realized loss on cryptocurrencies derivatives	—	74	—	204
Change in fair value of warrant liabilities	65,901	—	65,901	—
Loss on litigation settlement(2)	—	—	—	8,079
Adjusted EBITDA	$34,988	$154	$107,978	$12,561

(1) Stock-based compensation during the three and nine months ended September 30, 2026 relates to restricted stock units and performance restricted stock units issued to employees and board members. There was no equivalent activity for the three and nine months ended September 30, 2025.

(2) Loss on litigation settlement during the nine months ended September 30, 2025 reflects a settlement to resolve shareholder actions. There was no equivalent activity for the three and nine months ended September 30, 2026.

IONIC DIGITAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands of US $, except share data)
	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$381,422	$43,510
Cryptocurrency assets	246,893	237,947
Deferred rent receivable	85,176	—
Other receivables, current (net of $— and $5.1 million allowance for credit losses as of September 30, 2026 and December 31, 2025, respectively)	1,659	10,460
Prepaid expenses and other current assets	8,489	11,427
Assets held for sale	2,186	—
Total current assets	725,825	303,344

Non-current assets:
Property and equipment, net	68,670	76,156
Deferred initial direct leasing costs	6,297	6,803
Other receivables, non-current (net of $3.3 million allowance for credit losses as of September 30, 2026 and December 31, 2025)	370	370
Deposits and other non-current assets	2,298	2,253
Goodwill	161,608	161,608
Deferred tax assets, net	37,032	54,470
Total non-current assets	276,275	301,660
TOTAL ASSETS	$1,002,100	$605,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Deferred digital infrastructure leasing revenue	—	39,793
Accounts payable	7,557	1,720
Accrued expenses and other current liabilities	9,895	19,159
Total current liabilities	17,452	60,672

Non-current liabilities:
Non-current portion of lease liability	184	170
Warrant liability	99,962	—
Other non-current liabilities	896	755
Total non-current liabilities	101,042	925
TOTAL LIABILITIES	$118,494	$61,597

Stockholders’ Equity:
Preferred stock, $0.00001 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.00001 par value, 1,000,000,000 shares authorized, 44,996,175 shares and 37,374,261 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	1,122,035	750,985
Retained earnings (deficit)	(238,429)	(207,578)
TOTAL STOCKHOLDERS' EQUITY	$883,606	$543,407
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,002,100	$605,004

IONIC DIGITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands of US $, except per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenue:
Cryptocurrency mining	$5,082	$37,096	$17,281	$115,369
Digital infrastructure leasing	43,884	—	131,728	—
Other	23	—	67	—
Total Revenue	48,989	37,096	149,076	115,369

Operating expenses:
Cost of mining revenues (exclusive of depreciation)	5,046	26,579	13,709	74,048
Cost of digital infrastructure solutions revenues (exclusive of depreciation)	203	—	877	—
Depreciation and amortization	4,477	17,217	14,966	50,601
General and administrative expenses	25,753	10,114	61,449	28,011
(Gain) loss on fair value of cryptocurrency	(73,150)	(6,379)	8,377	(7,711)
Realized gain on sale of cryptocurrency assets	—	(11,215)	—	(43,625)
(Gain) loss on sale of property and equipment	(242)	6,259	302	6,238
Other operating expenses, net	195	249	577	749
Total operating expenses	(37,718)	42,824	100,257	108,311

Operating income (loss)	86,707	(5,728)	48,819	7,058

Other income (expense)
Interest income	3,303	250	3,809	950
Realized loss on cryptocurrencies derivatives	—	(74)	—	(204)
Change in fair value of warrant liabilities	(65,901)	—	(65,901)	—
Loss on litigation settlement	—	—	—	(8,079)
Total other income (expense), net	(62,598)	176	(62,092)	(7,333)

Income (loss) before provision for income taxes	24,109	(5,552)	(13,273)	(275)

Provision for (benefit from) income taxes	6,671	(1,047)	17,578	347

Net income (loss)	$17,438	$(4,505)	$(30,851)	$(622)
Less: Income allocated to Series A Preferred Stock	(890)	—	—	—
Net income (loss) available to common stockholders	$16,548	$(4,505)	$(30,851)	$(622)

Net income (loss) per share:
Basic	$0.39	$(0.12)	$(0.79)	$(0.02)
Diluted	$0.38	$(0.12)	$(0.79)	$(0.02)

Weighted-average shares used to compute net income (loss) per share:
Basic	42,688,649	37,374,261	39,165,190	37,374,261
Diluted	45,611,060	37,374,261	39,165,190	37,374,261

IONIC DIGITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands of US $)
	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(30,851)	$(622)
Adjustments to reconcile net loss to net cash used in operating activities:
Mining revenue received in bitcoin	(17,281)	(115,369)
Hosting costs paid in bitcoin	—	592
Depreciation and amortization	14,966	50,601
Loss (gain) on the fair value of cryptocurrency assets	8,377	(7,711)
Realized gain on sale of cryptocurrency assets	—	(43,625)
Loss (gain) on sale of property and equipment	302	6,238
Deferred initial direct leasing costs	506	—
Change in fair value of warrant liabilities	65,901	—
Non-cash lease expense	73	19
Stock compensation expense	20,346	—
Provision for credit losses	—	1,940
Deferred income taxes, net	17,433	(58)
Changes in assets and liabilities
Prepaid expenses and other current assets	2,938	(10,962)
Other receivables	8,759	(634)
Deferred rent receivable	(85,176)	—
Accounts payable and other accrued liabilities	(3,448)	3,795
Deferred digital infrastructure leasing revenue	(39,793)	—
Deposits and other non-current assets	(11)	3,300
Non-current liabilities	115	404
Net cash used in operating activities	(36,844)	(112,092)

Cash flows from investing activities:
Purchases of property and equipment	(12,687)	(4,838)
Proceeds from the sale of mining equipment	659	21
Proceeds from assets held for sale	3,471	—
Proceeds from sale of cryptocurrency assets	—	91,606
Net cash provided by (used in) investing activities	(8,557)	86,789

Cash flows from financing activities:
Payment of preferred stock and warrant issuance costs	(16,687)	—
Proceeds from issuance of warrants	34,061	—
Proceeds from issuance of Series A preferred stock	365,939	—
Net cash provided by financing activities	383,313	—

Net increase (decrease) in cash and cash equivalents	337,912	(25,303)
Cash and cash equivalents at the beginning of the period	43,510	48,393
Cash and cash equivalents at the end of the period	$381,422	$23,090

Supplemental schedule of non-cash financing and investing activities:
Assumption of liability for the acquisition of PPE	1,394	1,824
Conversion of Series A preferred stock to Class A common stock	350,547	—
ROU assets obtained from new lease liabilities	123	—